TO: Members of the Board of Directors and Executive Officers of Delta and Pine Land Company

FROM:    Kenny Avery, Chief Financial Officer

DATE:    April 17, 2007

RE:      Important Information Concerning Limitations on Trading in
         Delta and Pine Company Stock
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         As you know, Monsanto Company and Delta and Pine Land Company ("D&PL")
have entered into an agreement whereby Monsanto will acquire D&PL, pending certain governmental approvals.

         Currently, participants in the Delta and Pine Land Company Savings Plan (the "D&PL Savings Plan" or "Plan") have the option to invest in the Plan's D&PL Unitized Company Stock Fund, which holds D&PL stock. Those participants have been advised that they will be unable to transfer monies to or from the Unitized Company Stock Fund or to receive a distribution from the Unitized Company Stock Fund for a period of time of approximately two to five business days once the acquisition has been completed (the "blackout period").

         During the blackout period applicable to Savings Plan participants, you are prohibited from selling or transferring any shares of stock in D&PL acquired through your service to the Company as a director or executive officer except pursuant to the merger agreement with Monsanto.

         The blackout period is expected to begin at the effective date of the merger and end two to five business days thereafter. Because we cannot predict the exact timing of the merger, we will keep you informed regarding the timing of the merger and you will be able to determine when the blackout period has started or ended by contacting me at the phone number listed below.

         If you have any questions concerning this notice, you should contact me at extension 775 in Scott.